Exhibit 4.10

SECURED CONVERTIBLE DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

AMOUNT	$179,300
DEBENTURE NUMBER	February 2008-101
ISSUANCE DATE	FEBRUARY 29, 2008
MATURITY DATE	FEBRUARY 28, 2010

FOR VALUE RECEIVED, Paradise Music & Entertainment, Inc., a Delaware corporation (the “Company”), hereby promises to pay LEADDOG CAPITAL L.P. (the “Holder”) on February 28, 2010, (the “Maturity Date”), the principal amount of One Hundred Seventy-nine Thousand Three Hundred Dollars ($179,300) U.S., and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein. Payments of $7,500 shall be made each calendar month commencing on September 1, 2008, with a due date of the twenty-fourth (24th) calendar month following the Closing Date. This Debenture shall be secured by the assets and accounts receivable of Company’s subsidiary Environmental Testing Laboratories, Inc., pursuant to two (2) security agreements signed by Environmental Testing Laboratories, Inc. in favor of Investor. Investor shall be in a junior position only to the current secured lender. The closing shall be deemed to have occurred on February 29, 2008 (the “Closing Date”). As long the Holder owns this Debenture, Holder shall have the right to change the terms for the balance of this Debenture it then holds, to match the terms of any other offering made by the Company at a lower price per share.

Article 1. Interest

The Company shall pay interest on the unpaid principal amount of this Secured Convertible Debenture (the “Debenture”) until the principal amount hereof is paid in full or has been converted. This Debenture shall pay fourteen percent (14%) interest, which shall begin accruing on January 10, 2008. The interest shall be paid either in cash or, at the Company’s option, free trading shares of its common stock, par value $.001 per share, of the Company (the “Common Stock” or the “Shares”). If the interest is to be paid in cash, the Company shall make such payment within five (5) business days of the date of conversion. If the interest is to be paid in Common Stock, said Common Stock shall be delivered to the Holder, or per Holder’s instructions, within five (5) business days of the date of conversion. The remaining outstanding principal balance of this Debenture is subject to automatic conversion at the end of the twenty-fourth (24th) calendar month following the date of issuance at which time all outstanding principal of this Debenture will be automatically converted based upon the formula set forth in Section 3.2.

Article 2. Method of Payment

The Company shall have the option of paying the interest on this Debenture in United States dollars or in free trading Common Stock upon conversion. The Company may draw a check for the payment of interest to the order of the Holder of this Debenture and mail it to the Holder’s address as shown on the Register (as defined in Section 7.2 below).

Article 3. Conversion

Section 3.1. Conversion Privilege

(a) The Holder of this Debenture shall have the right to convert it into shares of Common Stock at any time following the Closing Date and which is before the close of business on the Maturity Date, except as set forth in Section 3.1(c) below. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined pursuant to Section 3.2 and rounding the result to the nearest whole share.

(b) Less than all of the principal amount of this Debenture may be converted into Common Stock if the portion converted is $2,000 or a whole multiple of $2,000 and the provisions of this Article 3 that apply to the conversion of all of this Debenture shall also apply to the conversion of a portion of it.

(c) In the event all or any portion of this Debenture remains outstanding on the Maturity Date, the principal balance of this Debenture outstanding on such date will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 3.2.

Section 3.2. Conversion Procedure.

(a) Debenture. Upon receipt by the Company or its designated attorney of a facsimile or original of Holder’s signed Notice of Conversion (See Exhibit A attached hereto) preceded by, together with or followed by receipt of the original Debenture to be converted in whole or in part in the manner set forth in 3.2(b) below, the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which this Debenture is convertible. The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

(b) Conversion Procedures. The face amount of this Debenture may be converted, in whole or in part, anytime following the Closing Date. Such conversion shall be effectuated by surrendering to the Company, or its attorney, this Debenture to be converted together with a facsimile or original of the signed Notice of Conversion which evidences Holder’s intention to convert this Debenture indicated. The date on which the Notice of Conversion is effective

(“Conversion Date”) shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Debenture(s) to be converted is received by the Company within five (5) business days thereafter. Notwithstanding the above, any Notice of Conversion not received by 5:00 P.M. EST, shall be deemed to have been received the next business day.

(c) Common Stock to be Issued. Upon the conversion of any Debentures and upon receipt by the Company or its attorney of a facsimile or original of Holder’s signed Notice of Conversion the Company shall instruct its transfer agent to issue stock certificates without restrictive legend or stop transfer instructions, if at that time a registration statement with respect to such shares has been declared effective or the legend is not required pursuant to Rule 144 (or with proper restrictive legend if a registration statement has not as yet been declared effective or the applicable Rule 144 holding period has not expired), in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be set forth herein.

(d) Conversion Rate. Holder is entitled to convert the face amount of this Debenture, plus accrued interest, anytime following the Closing Date, at the lesser of (a) $.008 (the “Fixed Price”) or (b) 75% of the average of the three (3) lowest closing bid prices during the twenty (20) trading days prior to the Conversion Date (the “Conversion Price”). No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share. In the event the Company decides to pay any monthly amount due in freely trading Shares (pursuant to rule 144 or an effective registration statement), then the Conversion Price shall be equal to 75% of the average of the three (3) lowest closing bid prices during the twenty (20) trading days prior to the date the Holder receives the free trading Shares. If the Company, at any time after the Issuance Date, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a greater number of shares, then after the date of record for effecting such subdivision, the Fixed Price will be proportionately reduced. If the Company, at any time after the Issuance Date, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Fixed Price will be proportionally increased.

(e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

(f) It shall be the Company’s responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name this Debenture is registered shall be treated as a shareholder of record on and after the conversion date. Upon surrender of this Debenture to be converted in part, the Company shall issue to the Holder a new Debenture equal to the unconverted amount, if so requested in writing by Holder.

(g) Within five (5) business days after receipt of the documentation referred to above in Section 3.2(b), the Company shall deliver a certificate, in accordance with Section 3.2(c) for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock, as instructed by Holder, within five (5) business days after the Conversion Date, then in such event the Company shall pay to Holder one percent (1%) in cash, of the dollar value of the Debenture being converted per each day after the fifth (5th) business day following the Conversion Date that the Common Stock is not delivered to the Purchaser.

The Company acknowledges that its failure to deliver the Common Stock within five (5) business days after the Conversion Date will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture.

To the extent that the failure of the Company to issue the Common Stock pursuant to this Section 3.2(g) is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this Section 3.2(g) shall not apply but instead the provisions of Section 3.2(h) shall apply.

The Company shall make any payments incurred under this Section 3.2(g) in immediately available funds within five (5) business days from the date the Common Stock is fully delivered. Nothing herein shall limit a Holder’s right to pursue actual damages or cancel the conversion for the Company’s failure to issue and deliver Common Stock to the Holder within five (5) business days after the Conversion Date.

(h) If, at any time Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by Stockholders) available to effect, in full, a conversion of this Debentures (a “Conversion Default”, the date of such default being referred to herein as the “Conversion Default Date”), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to the Debenture requested to be converted but not converted (the “Unconverted Debenture”), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default (“Notice of Conversion Default”) to the Holder, by facsimile, within three (3) business day of such default (with the original delivered by overnight or two day courier), and the Holder shall give notice to the Company by facsimile within five business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

(i) If, by the fifth (5th) business day after the Conversion Date of any portion of this Debentures to be converted (the “Delivery Date”), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Holder and after such Delivery Date, the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the “Covering Shares”) solely in order to make delivery in satisfaction of a sale of Common Stock by the Holder (the “Sold Shares”), which delivery such Holder anticipated to make using the Common Stock issuable upon conversion (a “Buy-In”), the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The “Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

(j) In the event that the shares of Common Stock underlying this Debenture are registered for sale by the Holder under the Securities Act of 1933, the Company shall furnish to the Holder such number of prospectuses and other documents incidental to the registration of the shares of Common Stock underlying the Debenture, including any amendment of or supplements thereto, as are necessary for the Holder to sell the shares of Common Stock underlying the Debenture in accordance with the terms of such sale described in the prospectus.

(k) Limitation on Issuance of Shares. If the Company’s Common Stock becomes listed on Nasdaq after the issuance of this Debenture, the Company may be limited in the number of shares of Common Stock it may issue by virtue of (X) the number of authorized shares or (Y) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded (collectively, the “Cap Regulations”). Without limiting the other provisions thereof, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of this Debenture without violating the Cap Regulations and (ii) if, despite taking such steps, the Company still cannot issue such shares of Common Stock without violating the Cap Regulations, the Holder shall have the right to elect either of the following remedies:

(x) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder’s Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) trading days immediately preceding the Conversion Date; or

(y) require the Company to redeem the Unconverted Debenture for an amount (the “Redemption Amount”), payable in cash, equal to the sum of (i) one hundred thirty-three percent (133%) of the principal of an Unconverted Debenture, plus (ii) any accrued but unpaid interest thereon through and including the date (the “Redemption Date”) on which the Redemption Amount is paid to the holder.

A holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture.

(l) Limitation on Amount of Conversion and Ownership. Notwithstanding anything to the contrary in this Debenture, in no event shall the Holder be entitled to convert that amount of Debenture, and in no event shall the Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the “1934 Act”)), by the Holder, would exceed 4.99% of the number of shares of Common Stock outstanding on the Conversion Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act. In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the 1934 Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether the Holder would be acquiring beneficial ownership of more than 4.99% of the number of shares of Common Stock outstanding on such Conversion Date.

(m) Legend. The Holder acknowledges that each certificate representing this Debenture, and the Common Stock unless registered, shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) IF AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

(n) The Holder acknowledges that the Company has taken action to increase the number of shares of Common Stock that it is authorized to issue to 500,000,000 shares. In the event that there is a sufficient number of shares of Common ’Stock available for issuance upon conversion of this Debenture, the Company represents and warrants that under no circumstances will it deny or prevent Holder’s right to convert this Debentures as permitted under the terms of this Debenture. Nothing in this Section shall limit the obligation of the Company to make the payments set forth in Section 3.2(g).

(o) Redemption. During the first one hundred eighty (180) calendar days following the Closing Date, the Company shall have the option to redeem this Debenture, in whole or in part, at a price equal to 115% of the outstanding amount of the Debenture, including principal and accrued but unpaid interest. During the period commencing on the one hundred eighty-first (181st) calendar day after the Closing Date and ending on the three hundred sixtieth (360th) calendar day following the Closing Date, the Company shall have the option to redeem that amount of the Debenture above the monthly required payments, in whole or in part, at a price equal to 125% of the outstanding amount of the Debenture, including principal and accrued but unpaid interest.

Section 3.3. Fractional Shares. The Company shall not issue fractional shares of Common Stock, or scrip representing fractions of such shares, upon the conversion of this Debenture. Instead, the Company shall round up or down, as the case may be, to the nearest whole share.

Section 3.4. Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

Section 3.5. [Reserved].

Section 3.6. Restrictions on Sale. This Debenture has not been registered under the Securities Act of 1933, as amended, (the “Act”) and is being issued under Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be sold pursuant to registration under or an exemption from the Act.

Section 3.7. Mergers, Etc. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4. Mergers

The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such written assumption.

Article 5. Reports

The Company will mail to the Holder hereof at its address as shown on the Register a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

Article 6. Defaults and Remedies

Section 6.1. Events of Default. An “Event of Default” occurs if (a) the Company does not make the payment of the principal of this Debenture by conversion into Common Stock within ten (10) business days of the Maturity Date, upon redemption or otherwise, (b) the Company does not make a required payment pursuant to the terms of this Debenture, for a period of five (5) business days the required payment date, (c) any of the Company’s representations or warranties contained in this Debenture were false when made or the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, or (d) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days. As used in this Section 6.1, the term “Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause (c) above is not an Event of Default until the holders of at least 25% of the aggregate principal amount of the principal amount of this Debenture outstanding notify the Company of such default and the Company does not cure it within thirty (30) business days after the receipt of such notice, unless the Company commences to cure such default within such period, which must specify the default, demand that it be remedied and state that it is a “Notice of Default”.

Section 6.2. Acceleration. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest and any liquidated damages, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

Section 6.3 Concerning Seniority. Except as disclosed in the Company’s SEC filings, no indebtedness of the Company is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.

Article 7. Registered Debentures

Section 7.1. [Reserved].

Section 7.2. [Reserved].

Section 7.3. Worn or Lost Debentures. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

Article 8. Notice.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Paradise Music & Entertainment, Inc.
2637 East Atlantic Boulevard #133
Pompano Beach, FL 33062
Telecopier:
Telephone: 888-565-3259
Attention:	Richard P. Rifenburgh, President

If to the Investor:	At the address listed in the Questionnaire

With a copy to:
Joseph B. LaRocco, Esq.
49 Locust Avenue, Suite 107
New Canaan, CT 06840
Telephone: 203-966-0566
Facsimile: 203-966-0363

Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article 9. Time

Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A “business day” shall mean a day on which the banks in New York are not required or allowed to be closed.

Article 10. Assignment

This Debenture may be assignable by the Holder upon three (3) business day advance notice to the Company.

Article 11. Rules of Construction.

In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in this Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof.

Article 12. Governing Law

The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of New York applicable to agreements that are negotiated, executed, delivered and performed solely in the State of New York.

Article 13. Litigation

(a) Forum Selection and Consent to Jurisdiction. Any litigation arising out of, under, or in connection with, this Debenture or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the courts of the State of New York. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of New York for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Debenture.

(b) Waiver of Jury Trial. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Debenture, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder purchasing this Debenture.

(c) Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Debenture, the successful party shall be awarded reasonable attorneys’ fees and costs. The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Debenture would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

PARADISE MUSIC & ENTERTAINMENT, INC.

By___________________________________
Name: Richard P. Rifenburgh
Title: Chairman and President

EXHIBIT C

NOTICE OF CONVERSION

(To be Executed by the Registered owner in order to Convert this Debenture.)

The undersigned hereby irrevocably elects, as of ______________, 200_ to convert $__________ in principal amount of this Convertible Debenture into Common Stock of Paradise Music & Entertainment, Inc. (the “Company”) according to the conditions set forth in the Debenture dated February 29 of 2008, and issued by the Company.

This conversion is being made for an immediate sale.

Date of Conversion________________________________________________________

Applicable Conversion Price_________________________________________________

Number of Shares Issuable upon this conversion_________________________________

Name (Print) ____________________________________________________________

Address_______________________________________________________________

______________________________________________________________________

Phone________________________   Fax_____________________________________

By: _________________________________________